Exhibit 2.1


                         AGREEMENT FOR PURCHASE AND SALE

         THIS AGREEMENT FOR PURCHASE AND SALE (the or this "Agreement") made as of this 10th day of January, 2003, by and between NATIONAL RESIDENTIAL PROPERTIES, NEVADA CORP. (the "Seller") and SALOMON YUKEN, and/or assigns (the "Purchaser").

                                    RECITALS

         A. Seller is the sole owner of the fee simple estate of certain real property located at 2217 NW 7th Street, Miami, Florida, located in Miami-Dade County, Florida which real property is legally described in Exhibit "A" attached hereto and made a part hereof (the "Real Property"); and

         B. Purchaser desires to purchase and Seller desires to sell, as defined below, the following:

                  1. The Real Property and all improvements thereon;

                  2. All Seller's rights, title and interest in and to all appurtenances belonging to the Real Property and in and to any streets, alleys or other public ways, public areas, easements, and common or open areas in, upon or adjacent to the Real Property;

                  3. All intangible property ("Intangible Property") now or hereafter owned or held by Seller in connection with the Real Property including:

                           (a)      All insurance contracts, if any, if
                                    assignable, if Purchaser chooses to accept an assignment of such policies and if approved by insurers;

                           (b) All licenses, permits and development rights relating to the Real Property, to the extent assignable;

                           (c) All maps, drawings, plans, specifications and surveys relating to any existing or proposed construction or development on the Real Property;

                           (d) All guarantees, warranties and service contracts, if assignable and if Purchaser chooses to assume same;

                           (e) All leases conveying any possessory interest in or to all or any portion of the Real Property (the "Leases"); and

                           (f) All service, maintenance, and utility contracts or agreements covering any portion of the Property (the "Contracts").



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                  4. All personal property (the "Personal Property"), if any, owned by Seller and located on the Real Property.

         All of the above-described property being hereinafter sometimes collectively referred to as the "Property"; and

         C. Intentionally deleted;

         D. Seller is willing to sell and Purchaser is willing to buy, the Property on the terms and conditions hereinafter set forth; and

         NOW, THEREFORE, in consideration of the premises and the benefits to be derived from the mutual observance of the covenants contained herein, as well as $10.00 and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties, for themselves and their respective heirs, successors and assigns, agree as follows:

                                    AGREEMENT
                                    ---------

                                    ARTICLE 1

                         AGREEMENT TO PURCHASE PROPERTY

         1.1 PRICE. Seller agrees to sell and convey and Purchaser agrees to purchase the Property for a purchase price of One Million Seven Hundred Thousand dollars $1,700,000.00 (the "Purchase Price"), payable as provided below.

         1.2 DEPOSIT. Purchaser has herewith deposited with Metro-Dade Title Co., as escrow agent (the "Escrow Agent"), the sum of $10,000.00. Upon the expiration of the inspection period as set forth herein, Purchaser shall deposit with Escrow Agent an additional sum of $90,000.00. All sums deposited hereunder, together with any interest thereon, if any, less any distributions by the Escrow Agent required or permitted under the terms of this Agreement shall be referred to as the "Deposit".

         1.3 CASH TO CLOSE. The Purchaser shall pay to the Seller at Closing the sum equal to the Purchase Price less the Deposit, plus or minus any prorations in the form of a bank wire transfer or a locally drawn cashier's check made payable to the order of the Seller.

                                    ARTICLE 2

                                     CLOSING

         2.1 CLOSING. Provided that all conditions precedent to closing have been satisfied, the Closing of this transaction shall take place on or before 90 days after the expiration of the Inspection Period, as defined in Section 5.1 below at 2:00 P.M. (the "Closing Date"), at Metro-Dade Title Co., 1401 Ponce De Leon Blvd., Penthouse 1, Coral Gables, Florida 33134, or at such other place as the parties hereto may mutually agree upon, at which time all monies due to be paid hereunder shall be paid, and all instruments due to be made, executed or delivered shall be made, executed and delivered by the respective parties, each to the other, as provided herein.





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         However, in the event that there remains any condition referred to in
Article 7, which condition has not been satisfied or otherwise waived by Purchaser pursuant as set forth herein by the Closing Date, Purchaser shall have the option of: (i) closing this transaction in which event the Closing Date shall be extended fifteen (15) days; (ii) canceling this Agreement in which event the Deposit and all accrued interest shall be returned to Purchaser and all parties shall be relieved of their liability under this Agreement; or (iii) in its sole discretion, in the event the condition or conditions which are unsatisfied are obligations or covenants which Seller is obligated to perform under the Agreement and/or the conditions contained in Section 7.2, granting further extensions of time in which Seller may satisfy such condition. In the event such conditions are those referred to in Section 7.2, such time extensions, which Purchaser may grant are subject to the time limitations contained in Section 6.7 hereof, but not exceeding 45 days. In such event, the Closing Date shall be fifteen (15) days from the date all of such conditions have been satisfied. If Seller fails to satisfy said conditions within the time period extensions granted by the Purchaser, then, subject to the provisions of
Section 10.4, Purchaser shall either (a) close the transaction in which event the Closing Date shall be fifteen (15) days from the date of expiration of the time period extensions granted by Purchaser to Seller to satisfy the conditions or (b) Purchaser may cancel this transaction in which event the Deposit and all accrued interest shall be returned to Purchaser and all parties shall be relieved of their liability under this Agreement. The transaction will close in escrow (for a period of fifteen (15) working days) to allow the Purchaser to pay the impact fees and the building permit fees and to obtain the appropriate building permit, after which funds will be disbursed.

         2.2 PROCEEDS OF SALE. Intentionally deleted.

         2.3 DOCUMENTS FOR CLOSING. Seller at its own expense shall furnish to Purchaser the following documents as Closing Documents in form satisfactory to
Purchaser:

                  (a) Affidavits to the effect that there are no unreleased financing statements on file in Dade County and in the Office of the Florida Secretary of State or elsewhere which have not lapsed or any other liens, charges or encumbrances which in any manner affect the Property.

                  (b) Affidavit of title to the effect that except as otherwise set forth herein, no liens exist nor has action been taken or permitted which might affect the Real Property pursuant to the mechanic's lien laws of Florida, or any similar statute or law.

                  (c) Special Warranty Deed to the Real Property, Bills of Sale Absolute for Intangible and Personal Property with warranties by Seller of good title and freedom from encumbrances.

                  (d) Subject to the terms of this Agreement, and if Purchaser agrees to assume all liabilities, assignments of the reserves if any, insurance policies, and guarantees on personal property, appliances and mechanical systems.

                  (e) Seller's insurance policies, to the extent assignable and to the extent Purchaser is assuming same.

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
                  (f) Seller shall furnish final releases of all mechanics' and materialmen's liens, if applicable.

                  (g) Any and all other documents (including any affidavits or statements required to waive any withholding obligation imposed pursuant to section 1445 of the Internal Revenue Code of 1986, as amended and assignments of licenses, warranties and guaranties), which may be reasonably required to fully consummate this transaction, except as otherwise specifically provided.

                  (h) Estoppel letters, if any, from all tenants under Leases covering any portion of the Real Property.

                  (i)      Intentionally deleted.

                  (j) Assignment of the Leases and Contracts in form and content acceptable to the Purchaser.

                  (k) Seller shall provide Purchaser, at Seller's sole cost and expense, a letter from the City of Miami Building Department confirming that, upon payment of the appropriate impact fees and building permit fees, which shall be the sole responsibility of the Purchaser, the building permit for the construction of seventy (70) residential units will be issued.

         2.4 PRORATIONS AND ADJUSTMENTS. The following items of income and expense shall be prorated with maximum discount available on the closing statement and the appropriate adjustments made regarding the closing proceeds as of the Closing Date: (i) insurance premiums and payments to the extent prepaid and to the extent such policies are assumed by Purchaser, (ii) real estate taxes and personal property taxes, which shall be tentatively prorated on the basis of the last ascertainable tax bill (upon issuance of the actual tax bills the parties shall re-prorate the taxes on the basis of the actual bill and shall make the necessary cash adjustment upon notice of re-proration and the parties will so agree on the closing statements), (iii) rents and security deposits, and
(iv) all other customary items. The parties shall appropriately account for utilities, waste and other obligations and charges as of the close of business on the Closing Date.

         2.5 PREPARATION OF DOCUMENTS FOR CLOSING. Seller's attorney shall prepare the deed, bills of sale, the Note and Mortgage, if any, assignments, affidavit regarding liens, any corrective instruments that may be required in connection with perfecting the title, and any closing document required to be prepared pursuant to the provisions of section 2.3. Purchaser's attorney will prepare the closing statement and any other documentation required for the Purchaser.

         2.6 EXPENSES. The Seller shall pay the expenses for abstracting, as well as for the surtax and state documentary stamps which may be required to be affixed to the deed. The Purchaser shall pay for the documentary stamp tax on the Note and the intangible tax on the Mortgage as well as all expenses associated with the financing, if any. The Purchaser shall pay for the costs of recording the deed and the Mortgage, if any, in the Public Records of Miami-Dade County, Florida. Seller shall pay the cost of recording any corrective instruments. Purchaser shall pay for Owners and Mortgagee title insurance policy.

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
         2.7 CONVEYANCE. Seller shall convey good, marketable and insurable title (as represented in Section 3.1) in fee simple to the Real Property and any improvements constructed thereon to Purchaser by Special Warranty Deed, subject only to the Permitted Exceptions. Seller shall convey good and marketable title to the rest of the Property by Bill of Sale Absolute or assignments, containing the usual and customary representations and warranties, as appropriate.

                                    ARTICLE 3

              WARRANTIES, REPRESENTATIONS AND AGREEMENTS OF SELLER

         Seller makes the following representations and warranties to Purchaser which shall also be true at time of Closing, said representations and warranties to survive the Closing:

         3.1 TITLE. Subject to Seller's receipt of title to the Property Seller shall convey good, marketable and insurable title in fee simple to the Real Property, free of all liens, easements, encumbrances, agreements, instruments or documents of any nature, reversions, restrictions, claims of third parties and reservations of whatsoever type and nature, which in Purchaser's judgment in any way prohibit, restrict, impede or adversely affect the renovation, operation and/or use of the Project or construction of improvements on the Real Property desired by the Purchaser or which renders title to the Property unmarketable or uninsurable excepting only zoning ordinances of the applicable governmental authorities and real estate taxes for the current and subsequent years (the "Permitted Exceptions"). Seller also has good and marketable title to the Leases, Personal Property and Intangible Property free and dear of all liens, encumbrances and rights of third parties. For purposes of this Agreement, an encroachment, easement, right of way, or other encumbrance or any matter which in Purchaser's judgment prohibits, restricts or adversely affects the renovation, operation or use of the Project or construction of the improvements on the Real Property desired by the Purchaser or which renders title to the Property unmarketable or uninsurable which is reflected on the Survey of the Real Property to be obtained Purchaser under Section 6.5 hereof shall be deemed to be a defect in title. Purchaser must provide within thirty (30) days from the effective date written notification to the Seller detailing any objections to title which the title commitment obtained by the Purchaser indicates. The Seller shall have thirty (30) days from the date of receipt of the title objection letter to clear those matters of title raised by the Purchaser.

         3.2 VIOLATIONS. Seller has not received any notice of, nor does it have any knowledge of or information as to, any violation of any law, ordinance, code or regulation affecting the Property. Seller has not received any notices from any association, city, village, state or other governmental authority of building, land use, zoning or health code violations in respect to the Property that have not been corrected. This warranty shall specifically survive closing.

         3.3 AUTHORITY. The individual executing this Agreement has full and lawful authority to bind and obligate Seller to perform its obligations as herein provided and upon execution hereof, this Agreement shall be binding upon the heirs, legal representatives, and successors of the Seller and is enforceable against Seller under the laws of the State of Florida.

         3.4 LITIGATION. To the best of Seller's knowledge there are no actions, suits, or proceedings pending, or, to the knowledge of Seller, threatened against or directly affecting the



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Property (including any pending or threatened eminent domain or condemnation proceedings) at law or in equity before any federal, state, municipal or other governmental department, commission, board, agency or instrumentality that could have an adverse effect upon the renovation, use or operation of the Property. Seller is not subject to any order, writ, injunction, or decree of any court, any federal agency or any state, municipal or local department, board, commission, agency or instrumentality exclusively affecting the Property.

         3.5 ADVERSE INFORMATION. Intentionally deleted.


         3.6 LIENS. No improvements or repairs have been made in or to the Property or any improvement thereon nor has any work been done thereon which has not been fully paid for, or which will not be fully paid for as of the Closing, nor have any materials been furnished or delivered to the Property which have not been fully paid for, or which will not be fully paid or as of the Closing. No contract has been made or entered into or anything done, suffered or permitted in relation to the Property in consequence of which any lien or claim may be made against the Property under the Mechanic's Lien Act of the State of Florida. To the best of Seller's knowledge, there are no claims pending or made which can or may result or mature into liens by statute or rule of law regarding the Property.

         3.7 COMPLIANCE WITH LAWS. To the best of Seller's knowledge Seller has complied with all applicable laws, ordinances, regulations, rules and restrictions pertaining to and affecting the Property. Performance of this Agreement will not result in any breach of or constitute any default under or result in the imposition of, any lien or encumbrance upon the Property under any agreement or other instrument to which Seller is a party or to which Seller or the Property might be bound.

         3.8 ASSESSMENTS. To the best of Seller's knowledge Seller has not received any notice of any contemplated or actual special assessments or reassessments for general real estate tax purposes or any improvement assessments affecting the Real Property. To the best of Seller's knowledge, no portion of the Property is affected by any special assessments or obligations for roads or improvements. To the best of Seller's knowledge, all off-site improvements, streets, roadways and utility services and installations incidental to or connected with the use and improvement of the Property and the Project and any part thereof have been completed. No federal, state or local taxing authority has asserted any tax deficiency, lien or assessment against the Property or the Seller which has not been paid.

         3.9 COMMITMENTS TO GOVERNMENTAL AUTHORITY. To the best of Seller's knowledge no commitments have been made to any governmental authority, developer, utility company, school board, church or other religious body or any property owners' association or to any other organization, group or individual relating to the Property which would impose an obligation upon Purchaser or its successors and assigns to make any contribution or dedications of money or land or to construct, install or maintain any improvements of a public or private nature on or off the Property; and there is no requirement that any developer or owner of the Property pay directly or indirectly any special fees or contributions or incur any expenses or obligations in connection with any development of the Property or any part thereof. The provisions of this section shall apply to any regular or non-discriminatory local real estate taxes assessed against the Property.

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         3.10 SUBSURFACE CONDITIONS. To the best of Seller's knowledge there are no environmental, soil or subsurface conditions located on the Property which would materially impair the Purchaser's intended use of the Property.

         3.11 ENVIRONMENTAL AND SAFETY MATTERS.

                  (a) HAZARDOUS MATERIALS. The term "Hazardous Material(s)" shall mean any toxic or hazardous substance, material or waste or any pollutant or contaminant or infectious or radioactive material, including but not limited to those substances, materials or wastes regulated now or in the future under any of the statutes or regulations listed in Section 3.11, and any and all of those substances included within the definitions of "hazardous substances," "hazardous materials," "hazardous waste," "hazardous chemical substance or mixture," "imminently hazardous chemical substance or mixture," "toxic substances," "hazardous air pollutant," "toxic pollutant," or "solid waste" in the statutes or regulations referred to in Section 3.11. Hazardous Materials shall also mean any and all other similar terms defined in other federal, state and local laws, statutes, regulations, orders or rules, and materials and wastes which are, or in the future become, regulated under applicable local, state or federal law for the protection of health or the environment, or which are classified as hazardous or toxic substances, materials or wastes, pollutants or contaminants, as defined, listed or regulated by any federal, state or local law, regulation or order or by common law decision, including, without limitation, (i) trichloroethylene, tetrachloroethylene, perchloroethylene and other chlorinated solvents, (ii) any petroleum products or fractlons thereof,
(iii) asbestos, (iv) polychlorinated biphenyls, (v) flammable explosives, (vi) urea formaldehyde, (vii) radioactive materials and waste and (viii) radon gas.

                  (b) HAZARDOUS MATERIALS LAWS. The term "Hazardous Materials Law(s)" shall mean any federal, state or local laws, ordinances, codes, statutes, regulations, administrative rules, policies and orders, and other authority, existing now or in the future, which classify, regulate, list or define hazardous substances, materials, wastes, contaminants, pollutants and/or the Hazardous Materials, including without limitation the following statutes and regulations, and any other legal authority, regulations, or policies relating to or implementing such statutes and regulations: Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA" or "Superfund"), as amended by the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), 42 U.S.C. ss. 9601 et. seq.; Resource Conservation and Recovery Act of 1976 ("RCRA"), 42 U.S.C. ss. 6901 et. seq. Clean Water Act ("CWA"), 33 U.S.C. ss. 1251 et. seq.; Clean Air Act ("CAA"), 42 U.S.C. ss. 78401 et. seq.; Toxic Substances Control Act ("TSCA"), 15 U.S.C. ss. 2601 et. seq.; The Refuse Act of 1899, 33 U.S.C. ss. 407; Occupational Safety and Health Act ("OSHA"), 29 U.S.C. ss. 651 et. seq.; Hazardous Materials Transportation Act, 49 U.S.C. ss. 1801, et. seq.; United States Department of Transportation Table (49 C.F.R. 172.101 and amendments thereto); and the Environmental Protection Agency Table (40 C.F.R. Part 302 and amendments thereto). All other regulations promulgated pursuant to said foregoing laws or any amendments or replacement thereof, provided such amendments or replacements shall in no way limit the original scope and/or definition of Hazardous Materials defined herein.









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                  (c) HAZARDOUS MATERIALS VIOLATION. Any of the following
individually or in any combination shall be treated as and considered a Hazardous Materials Violation: (1) the release, presence or discharge in, on, under or about the Property or from the transportation or disposal of any Hazardous Materials to or from the Property by Seller, Seller's agents, employees, licensees, invitees or any other parties; or (2) Seller's or the Property's failure to comply with any Hazardous Materials Laws; (3) that the Property and the ground under it is contaminated with Hazardous Materials or that it contains any Hazardous Materials; (4) that the Property has been used or is currently used for the generation, transportation, treatment, storage or disposal of Hazardous Materials; (5) that the Property contains any conditions that could result in the recovery by any governmental or private party of remedial or removal costs, natural resource damages, property damages, damages for personal injuries or other costs, expenses or damages or that could result in injunctive relief of any kind arising from any alleged injury or threat of injury; (6) that any part of the Property has been used in connection with any Hazardous Materials; (7) that there have been releases of Hazardous Materials and/or that a threat of such release exists; (8) that there is use, generation, storage, release or other disposal of Hazardous Materials on the Property by Seller, its agents, contractors, employees, invitees or by any prior owner of the Property or any other party; or (9) that there are Hazardous Waste Materials spills or contaminants affecting the surface or subsurface of the Property or any property adjoining or abutting the Property resulting from the presence of any Hazardous Materials on the Property; (10) that there are violations of any Hazardous Materials Laws.

                  (d) For a period of twelve (12) months subsequent to closing, Seller hereby agrees to defend, indemnify and hold Purchaser harmless from any and all losses, damages, claims, costs, fees, penalties, charges, assessments, taxes, fines or expenses including reasonable attorneys' fees and legal assistants' fees, arising out of any claim asserted by any person, entity, agency, organization or body against Purchaser, as a result of any Hazardous Materials Violation including, but not limited to any liabilities associated with cleaning up, moving, disposal of or otherwise eliminating any Hazardous Materials, oil, toxic substance, hazardous substance, solid waste, waste or contaminate from the Property regardless of fault. This indemnity includes, but is not limited to, any losses, damages, claims, costs, fees, penalties, charges, assessments, taxes, fines or expenses, including reasonable attorneys' fees and legal assistants' fees incurred by Purchaser resulting from the existence of any Hazardous Materials Violation.

         3.12 BROKERS AND FINDERS. Except as set forth in section 10.19, neither Seller or Purchaser nor any of Purchaser's or Seller's stockholders nor their officers, directors, employees or agents has incurred any brokerage or finder's fee in connection with the transactions contemplated hereby that is or might be chargeable to either party except as set forth herein.

         3.13 CERTIFICATE OF OCCUPANCY. To the best of Seller's knowledge there is now in full force and effect a duly issued certificate of occupancy permitting the Project as the same is now used to be so used only in accordance with said Certificate of Occupancy between the date hereof and the Closing Date and, to the best of Seller's knowledge, the use and occupancy by the tenants pursuant to the Leases shall not be in violation of any laws, ordinances or regulations on the Closing Date.





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         3.14 TAX RETURNS. To the best of Seller's knowledge that Seller has timely filed all federal, state and local income, sales, personal property, or other applicable tax returns and reports as are and have been required to be filed and all taxes shown thereon to be due have been paid in full. In this regard Seller shall provide Purchaser with any required authorization in order for Purchaser to verify this information with the applicable governmental departments.

         3.15 EMPLOYEES. There are no contracts, oral or written, with any employees in the operation and for maintenance of the Property; and

         3.16 LEASES, CONTRACTS. The Rent Roll and Contract Schedule, if any, to be delivered by Seller to Purchaser under Section 6.6 below is a true, correct and complete statement of all leases, licenses, contracts and agreements, oral or written, now in effect with respect to the Real Property and the Property. With respect to the Leases and Contracts the Seller hereby covenants as follows:

                  (i) All of the Leases are in full force and effect in accordance with the respective terms, without modifications or amendment, except as specified in this Agreement, and without any default, event of default, claim of default on the part of any party thereof, and the Seller has not received any notice, written or oral, of termination or intent to terminate from any tenant thereunder. None of the tenants under the Leases or Contracts or any other party has any right of first refusal or similar right or option to purchase the Real Property, the Property or the Project.

                  (ii) Except as set forth in the Rent Roll and the Contract Schedule, there are no leases, tenancies, contracts, license agreements, or other occupancies relating to the Real Property.

                  (iii) Except as specified in the Rent Roll and the Contract Schedule, there are no prepaid rentals, rent concessions or security deposits under any of the Leases and no tenant has any right or set off or credit against the rentals payable by such tenant thereunder.

                  (iv) No written or oral undertakings, inducements, representations, warranties, agreements, contracts, or understandings, have been made, given, or entered into by the Seller to or with any tenant which are not reflected in the Leases, and no tenant has any rights respecting the Property other than as set forth in the Leases.

                  (v) Except as specified in this Agreement, the Seller has completed in all respects and paid for in full all improvements, alterations, installations, decorations or repairs required to be performed by the lessor pursuant to the Leases, and all such work has been accepted by the tenants thereunder.

                  (vi) Neither the Leases nor the rents or other amounts payable thereunder have been assigned, pledged or encumbered by the Seller.

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

                  (vii) There are no brokerage or leasing commissions or other finders or agents fees payable or potentially payable in connection with any leasing of any portion of the Real Property, or the tenants, leases, or any amendments or renewals thereof or increases or other changes in space with respect thereto. In the event that there should be any such payments, Seller shall pay all such fees and commissions.

                  (viii) There are no service, maintenance, utility, brokerage, finders' fees or other contracts or agreements, affecting the Real Property, the Property or the Project oral or written, except the Contracts as set forth on the Contract Schedule, all such Contracts are cancelable without cost or expense to the party canceling such contracts, on not more than thirty (30) days notice; all obligations of the Seller and each other party under the Contracts have been performed; no party to any Contract has asserted any claim of default or offset against the Seller with respect thereto and no event has occurred or failed to occur, the occurrence or net occurrence of which would in any way affect the validity or enforceability of any Contract. Prior to Closing Seller shall provide estoppel letters from all said Contract parties supporting the representations made in this paragraph and consenting to any assignment to Purchaser.

                  (ix) The Seller shall not suffer or permit any default to exist or occur under the terms of the Leases or the Contracts or modify, extend, or otherwise amend any of the Leases or Contracts. The Seller shall not terminate or cancel any Lease or Contract or accept surrender of any Lease or Contract between the date hereto and the Closing Date, or enter into any new Lease, tenancy or Contract affecting the Project without the prior written consent of the Purchaser which Purchaser may withhold in its sole and absolute discretion, and in such case any Lease or Contract with respect to which such consent is granted by Purchaser shall be in form and substance satisfactory to the Purchaser.

         3.17 INSURANCE. The Seller has not received and has no knowledge of any notice or request from any insurance company or board of fire underwriters requesting the performance of any work or alteration with respect to the Property. The insurance policies are in full force and effect as of the date hereof and the Seller has paid all premiums due thereunder. There has been no claim made to date on any of the insurance policies or any policy previously affecting the Property, except as may be specifically noted in this Contract.

         3.18 ACCESS. The Seller shall use its best efforts to give the Purchaser any authorizations which may be required by the Purchaser in order to gain access to any records or other information pertaining to the Property or use thereof maintained by any governmental or quasi governmental authority or organization.

         3.19 ENCUMBRANCES. From and after the date hereof and until the Closing or earlier termination of this Agreement, the Seller shall not sell, assign, create any right, title or interest whatever in or to the Property or create or permit to exist any lien, encumbrance or charge thereon without properly discharging same, except for the Permitted Exceptions. Furthermore, all payments required to be made to contractors, subcontractors, mechanics, materialmen and all other persons in connection with work done or services performed with respect to the Real Property or the Project have been made and there is no basis for the filing of any lien against the Real Property or the Project.

         3.20 NO CONDEMNATION PENDING OR THREATENED. To the best of Seller's knowledge there are no pending or threatened condemnation or similar proceeding affecting the Property or any portion thereof, and Seller has no knowledge that any such action is presently contemplated.

         3.21 SUBDIVISION EXACTIONS. To the best of Seller's knowledge there are no confirmed, or certified assessments, fees, charges, including, without limitation, hook-up charges, impact fees, or subdivision exactions, which have not been paid by Seller and which must be paid by Purchaser as a condition for renovation, operation or usage of the Project.

         3.22 SPECIAL KNOWLEDGE. To the best of Seller's knowledge Seller has not engaged or failed to engage in any activity, and has no knowledge of any fact, which would cause any permits, licenses or authorizations necessary for the use, renovation and operation of the Project to not be issued or revoked and is not aware of any action or proceeding looking to or contemplating any action which would interfere with, impede or prohibit the use, renovation and operation of the Project.

         3.23 WETLANDS. To the best of Seller's knowledge the Real Property is not in violation of any laws governing wetlands as defined in 33 C.F.R. Section
328.3 or in any comparable state or local law, ordinances, rule or regulation and there have been no excavation or fill activities which affect any wetlands.

         3.24 INSOLVENCY. To the best of Seller's knowledge there has not been filed by or against Seller or Seller's predecessor in title to the Real Property, a petition in bankruptcy or any other insolvency proceeding, or for the reorganization or appointment of a receiver or trustee, nor has Seller made an assignment for the benefit of creditors, nor filed a petition for arrangement, nor entered into an arrangement with creditors, nor admitted in writing its inability to pay debts as they become due.

         3.25 NATURE OF THE REAL PROPERTY. To the best of Seller's knowledge the Real Property is currently zoned to permit the use, renovation and operation of the existing structures on the Project. To the best of Seller's knowledge there are no ordinances or regulations affecting the Project which are not in conformity with said use. To the best of Seller's knowledge the Project is properly filled to minimum flood criteria, is not classified as wet lands and does not contain any protected species.

         3.26 ROADS. To the best of Seller's knowledge all roads necessary for full ingress and egress of the Project for its intended purposes have been completed and are fully paid for in full.

         3.27 AVAILABILITY OF UTILITIES AND ROADS ON PROPERTY. To the best of Seller's knowledge all utilities necessary for the maintenance, use and enjoyment of the Project and the renovations contemplated to be constructed by Purchaser thereon are readily available for tie-in to the Project without the necessity of any easement of right-of-way agreement and without special cost or assessment therefor to Purchaser. There is access for ingress and egress to and from the Project to the public roads, streets, highways and avenues, in front of or adjoining all or any part of the Project. All roads, streets, highways and avenues, if any, located within the Project are private and have not been dedicated to any public authority.

         3.28 BOUNDARIES. To the best of Seller's knowledge there are no pending litigation or dispute involving or concerning the location of the boundaries of the Real Property.

         All representations and warranties of Seller shall specifically survive and shall not merge into the closing of this transaction and shall continue to be binding on the Seller until performed.

                                    ARTICLE 4

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser makes the following representations and warranties to Seller which shall also be true at the time of Closing, said representations and warranties to survive Closing:

         4.1 ORGANIZATION AND AUTHORITY. This Agreement has been duly and validly executed and delivered by the Purchaser and constitutes a valid and binding agreement of Purchaser enforceable against Purchaser in accordance with its terms, except as such may be limited by bankruptcy, insolvency, moratorium and other laws limiting the rights of creditors generally. No other action on the part of Purchaser is or shall be necessary to authorize the execution of this Agreement or the consummation of the transactions contemplated hereby. Neither the execution and delivery of this Agreement by Purchaser nor the performance of its obligations hereunder or the consummation of the transactions contemplated hereby will (i) conflict with or violate any of the terms, conditions or provisions of, or constitute an event of default (or an event which with the passage of time or the giving of notice or both would constitute an event of default), or result in the creation of any lien, charge or encumbrance upon the Real Property, under any contract, instrument, agreement, indenture, license, law, order, regulation or judgment to which Purchaser is a party or to which Purchaser or the Real Property may be bound, or (ii) violate in any material respect any order, writ, injunction, decree, statute, rules or regulation applicable to the Purchaser.

         4.2 BROKERS AND FINDERS. Except as set forth in section 10.19, Purchaser has not incurred any brokerage or finders' fee in connection with the transactions contemplated hereby that is or would be chargeable to or for the account of Seller.

                                    ARTICLE 5

                          RIGHT OF INSPECTION AND ENTRY

         5.1 INSPECTION PERIOD. The Inspection Period described herein shall begin the day (the "Effective Date") after all plans previously submitted to the City of Miami and attached hereto and made part hereof are fully approved without change by all municipal entities and subject to Purchaser's sole review and approval. Purchaser shall have a period starting on the Effective Date, and ending February 15, 2003, at 5:00 P.M. (E.S.T.) in which to conduct any and all studies, tests, evaluations and investigations it may desire of the Property, the title thereto and Purchaser's Intended Use of the Property thereof, including but not limited to (i) determination of the condition of the Property; (ii) determination of the suitability of the Property for Purchaser's Intended Use; (iii) determination of the duration of the Tenant Leases; (iv) determination of the zoning and other governmental laws and regulations applicable to the Property and (iv) determination of the environmental condition of the Property (collectively, the items referred to in this paragraph are the "Conditions to Closing").

         5.2 During the Inspection Period Seller agrees to reasonably cooperate with Purchaser in order to facilitate Purchaser's due diligence with respect to the Property. Seller shall, to the extent such items are in Seller's possession, furnish Purchaser upon request with copies of its most recent title insurance policy, commitment or report, its most recent topographical and/or ALTA surveys of the Property.

         5.3 If Purchaser determines, in its sole and absolute discretion, that the Property is not acceptable for any reason or for no reason whatsoever, then Purchaser shall have the absolute and unqualified right to cancel this Agreement by giving written notice to Seller (with a copy sent to Escrow Agent), on or before the expiration of the Inspection Period. Within five (5) days after the date of Purchaser's notice of termination, and except as provided in Section 5.4 hereof, Escrow Agent shall return the Deposit to Purchaser, whereupon this Agreement shall be of no further force and effect at law or inequity. In the event that Purchaser terminates the Agreement as set forth herein, Purchaser shall provide Seller with a copy of all inspection reports obtained by Purchaser and in Purchaser's possession. If Purchaser fails to terminate this Agreement as aforesaid on or before the expiration of the Inspection Period, then this Agreement shall continue in full force and effect, and the additional $90,000.00 (ninety thousand dollars) deposit shall become due and payable.

                                    ARTICLE 6

                                    COVENANTS

         Seller makes the following covenants with Purchaser:

         6.1 COMPLIANCE WITH LAWS. From the date of this Agreement to the Closing Date, Seller shall notify Purchaser of and promptly comply with, all notices of violation of federal, state, city or municipal laws, ordinances, regulations, orders or requirements of departments of housing, building, fire, labor, health or other governmental authorities having jurisdiction against or affecting the Property or the use or operation thereof.

         6.2 INSURANCE. Prior to Closing, Seller shall maintain in effect all applicable insurance policies affecting the Property.

         6.3 NO SALE OR ENCUMBRANCE. Seller shall not sell, transfer, pledge, encumber or otherwise dispose of the Property or take any action which might prevent the delivery of good and marketable title to the Property to Purchaser at the Closing free and clear of all claims, liens, charges, encumbrances and rights to third parties, or the consummation of the transactions contemplated by this Agreement.

         6.4 EVIDENCE OF TITLE. The Seller shall deliver to Purchaser within five (5) days of the date of this Agreement at Seller's expense either (i) a complete and correct abstract to the title prepared by a reputable abstracting firm purporting to be an accurate synopsis of all instruments affecting title to the Real Property recorded in the Public Records of Dade County through a date not earlier than the date of this Agreement, or (ii) the prior owner's title insurance policy issued to Seller which is qualified for use as a title base for reissuance of coverage on the Real Property and which is otherwise acceptable to Purchaser and to Purchaser's title insurance company for use as a title base (the "Prior Policy", "Title Evidence", or "Abstract").

         6.5 SURVEY. Purchaser shall, at Purchaser's cost and expense, obtain a survey certified to Purchaser and such other parties as Purchaser shall designate and dated after the Effective Date to show the following and such other matters as Purchaser shall deem appropriate (the "Survey"):

                  (a) Dimensions of all property lines, angles of all corners, elevations at all corners, elevations at crown of road and tops of curves;

                  (b) Dimensions and locations of all improvements located on the Real Property;

                  (c) All sanitary and storm sewer lines, water lines, gas lines, electrical lines, and other utility lines providing service to the Real Property, including pipe sizes, pitch, direction of flow, inverts and other elevations at manholes, bottom of sewer pipes, fire plugs, and any easements therefor across land adjacent to or contiguous to the Real Property;

                  (d) Any and all easements, rights-of-way, encumbrances and other matters affecting the Real Property;

                  (e)      No encroachments from or upon the Real Property;

                  (f) All deed restrictions and building lines affecting the Real Property;

                  (g) The location of all utility lines servicing the Real Property and the point at which they connect with public facilities;

                  (h) A precise legal description of the Real Property and a statement as to the number of square feet and the number of acres contained therein;

                  (i)      Monuments established on permanent locations; and

                  (j) The location of any roads, streams or water courses on or contiguous to the Real Property which are either of record or discernible from a visual inspection of the Real Property.

         6.6 LEASES AND OTHER AGREEMENTS. Seller shall deliver to Purchaser within seven (7) days of the date of this Agreement a "rent roll" for the Property which shall identify, with respect to each Lease by unit or individual month to month lease agreement, the portion of the Real Property leased, the lessee, the monthly rental amount, prepaid rent, lease expiration date, no options to renew such leasehold, the security deposit and other deposits, if any, rent escalation provisions, amount of common area maintenance, and the most recent payment received and aggregate account receivable due under such Lease, and the Seller shall furnish the Purchaser full and complete copies of all Leases and amendments thereto for each such lessee of the Real Property (the foregoing shall be collectively referred to as the "Rent Roll").

         6.7 CURING OF TITLE. Purchaser shall have not less than thirty days (the "Title Review Period") from the date of the delivery of the Evidence of Title to the Purchaser to review title to the Property. In the event that title is found to be other than good and marketable, free from liens, reverters, restrictions and other encumbrances and clouds (including any encroachments on or from the Real Property) or is otherwise subject to any matter not permitted or inconsistent with Section 3.1 hereof or other provision of this Agreement, except as may be expressly described herein, then Purchaser, within the Title Review Period, must provide written notification to Seller of the alleged defect in title and Seller shall remove any such defects or objections to title within 30 days after being notified of the existence and details thereof (the "Cure Period"), and in the event of Seller's failure to do so, then Purchaser shall have the right and option to terminate its obligations under this Agreement, in which event the Deposit shall be returned to Purchaser; or, in the alternative, Purchaser may in its sole discretion extend the time within which the Seller has to remove such defects or objections to title for a period not to exceed an additional 30 days; or, in the alternative, the Purchaser shall have the right, option and election to accept title in its then existing condition.

         6.8 MAINTENANCE. Seller shall maintain the physical condition of the Property, including the grounds and all other elements of the Real Property, in the same condition in which it exists through the date of the Closing, ordinary wear and tear excepted. Seller shall make all ordinary and necessary repairs on the Property from the date hereof until Closing as it would in the normal course of operating the Property.

         6.9 LEASES. Seller shall not, prior to or on the Closing Date, lease or sublease any space of the Real Property that is now or may become vacant, nor will it modify in any manner any existing Leases, without the prior written approval of Purchaser which approval may be unreasonably withheld in Purchaser's sole discretion.

         6.10 CONTRACTS. Seller shall not prior to or on the Closing Date enter into any new Contract or modify any existing Contract without the prior written approval of Purchaser which may be unreasonably withheld in Purchaser's sole discretion.

                                    ARTICLE 7

                   CONDITIONS TO THE OBLIGATIONS OF PURCHASER

         The obligations of Purchaser to purchase the Real Property shall be subject to fulfillment at or prior to the Closing Date of the following conditions:

         7.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of Seller made in this Agreement shall be true, correct and complete in all respects on and as of the Closing Date as if made on the Closing Date. Seller shall have complied in all respects with all of the agreements and covenants applicable to Seller under the terms of this Agreement.

There shall not be pending or threatened any suit, action, injunction, investigation, inquiry or proceeding against Seller concerning the Real Property before any court or other governmental body, which has resulted in or may result in an order, stay, or judgment restraining or prohibiting the transactions contemplated by this Agreement, preventing the operation, usage or renovation of the Project in whole or in part, or subjecting the Real Property, the Project or the Purchaser to a liability.

         7.2 COMPLIANCE WITH TERMS OF COMMITMENT. Upon receipt of the Evidence of Title, Purchaser shall order from a title insurer of its choice an American Land Title Associate Owners' Form commitment to insure marketability of the title to the Real Property (the "Commitment"). Seller shall have fulfilled all conditions to the issuance of the title insurance policy provided for in the Commitment.

         7.3 ZONING. Intentionally deleted.

         7.4 CONCURRENCY. Intentionally deleted.

         7.5 NO MORATORIUM. There shall not exist at the time of Closing any current or eminently threatened moratorium or similar condition which would materially delay, hinder, or prohibit the construction of the Purchaser's intended renovations of the Project.

         7.6 ESTOPPEL LETTERS. Purchaser has received the estoppel letters from the tenants under the Leases.

                                    ARTICLE 8

                        TERMINATION, AMENDMENT AND WAIVER

         8.1 TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated at any time prior to the Closing Date by the mutual written consent of Seller and Purchaser.

         8.2 TERMINATION BY PURCHASER. Purchaser may terminate this Agreement by giving written notice to Seller at any time prior to the Closing Date if (i) a condition to the performance of Purchaser hereunder shall not be fulfilled on or before the date specified for the fulfillment thereof, (ii) a default under or a breach of this Agreement shall be made by Seller and not cured within 10 business days after receipt of notice thereof by Seller from Purchaser, (iii) any representation or warranty made herein by Seller shall not be true, correct or complete in any respect or (iv) if for any reason Purchaser, in its sole discretion, is not satisfied with the condition of the Property provided that Purchaser gives written notice of its decision to terminate this Agreement on or prior to the expiration of the Inspection Period.

         8.3 EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to the provisions of this Article 8, this Agreement shall terminate, without any liability on the part of the party entitled to terminate the Agreement or its directors, officers, stockholders, employees or agents. The Deposit plus accrued interest shall be returned to the Purchaser.

         8.4 TERMINATION DURING INSPECTION PERIOD. In the event that Purchaser shall terminate this Agreement pursuant to the terms of Article 5 during the Inspection Period, Escrow Agent is hereby authorized to release the Deposit plus accrued interest immediately to the Purchaser.

         8.5 AMENDMENT. This Agreement maybe amended or modified in whole or in part only by an agreement in writing executed by Seller and Purchaser.

         8.6 EXTENSIONS AND WAIVERS. At any time prior to the Closing Date, either Seller or Purchaser may extend the time for the performance of any of the obligations or other acts of the other, waive any untruths, inaccuracies or omissions in the representations and warranties of the other contained herein or in any document delivered by the other pursuant hereto, or waive compliance with any of the covenants, agreements or conditions for its benefit herein contained. Without limiting the generality of the foregoing, Purchaser may unilaterally waive any one or more of the provisions required of the Seller herein or any condition provided in Article 7. Any agreement to such extension or waiver shall be valid only if set forth in an instrument in writing, signed on behalf of the agreeing party.

                                    ARTICLE 9

                                 INDEMNIFICATION

         Intentionally deleted.

                                   ARTICLE 10

                                  MISCELLANEOUS

         10.1 SPECIAL ASSESSMENT LIENS AND IMPACT FEES. Certified, confirmed and ratified special assessment liens as of the date of Closing (and not as of this Agreement) with respect to the Real Property are to be paid by the Seller. Pending liens as of the Closing Date shall be assumed by the Purchaser.

         10.2 SURVIVAL OF WARRANTIES AND OTHER MATTERS. All warranties and representations, contained herein and the covenants, obligations and agreements contained in Articles 3 and 9 and elsewhere in this Agreement shall survive the execution and delivery of this Agreement and of the deed and shall further survive the Closing, and shall not be merged into the Closing or closing documents and shall continue to be binding on Seller until performed.

         10.3 DEFAULT BY PURCHASER. Should title to the Property be found to be good and marketable, free from reverters and other valid objections, other than Permitted Exceptions, all other conditions precedent to obligations of Purchaser having been met, and the Seller being ready, able and willing to comply with the Seller's covenants hereunder, but the Purchaser shall refuse or fail to close this transaction and perform any requirements of the Purchaser necessary to close the transaction, then the Escrow Agent shall pay the Deposit plus accrued interest to Seller as Seller's sole remedy and as agreed upon and liquidated damages, the parties hereto shall thereupon be relieved and released of all obligations to the other arising hereunder and, thereupon, this Agreement shall be null and void.

         10.4 DEFAULT BY SELLER. Should the Purchaser be ready, willing and able to perform all the requirements necessary to consummate the purchase contemplated herein, but the Seller shall fail or refuse for any reason to convey title to the Property, or to otherwise comply with the Seller's covenants and obligations hereunder, then, Purchaser may have the right either (i) to compel performance by filing suit for specific performance or (ii) to obtain the return of the Deposit plus accrued interest.

         10.5 SPECIFIC PERFORMANCE. The parties hereby declare that it is impossible to measure in money the damages which will accrue to the Purchaser, its successors or assigns by reason of a failure by the Seller to perform any of its obligations under this Agreement. Therefore, notwithstanding any other provision of this Agreement, if the Purchaser or the Purchaser's successors or assigns shall institute any action or proceeding to enforce the provisions hereof, any person against whom such action or proceeding is brought hereby agrees that specific performance may be sought and obtained for any breach of this Agreement, without the necessity of proving actual damages.

         10.6 NOTICES. All notices required hereunder shall be in writing and shall be deemed properly given when served either personally, by reputable overnight express courier or delivery service from whom a receipt is obtained, by registered or certified mail, return receipt requested, with sufficient postage affixed to the envelope to carry it to its addressed destination, or by facsimile transmission (to be followed by a hard copy by one of the means enumerated herein) and addressed to the parties as follows:

                  Seller:           National Residential Properties, Inc.
                                    c/o Gary A. Korn, Esq.
                                    20801 Biscayne Boulevard, Suite 501
                                    Aventura, FL  33180

                  Purchaser:        Law Officers of Armando J. Bucelo Jr., Esq.
                                    1401 Ponce De Leon Blvd., Suite 401
                                    Coral Gables, Florida  33134

The persons and places for giving notice maybe changed by giving notice in accordance with the terms of this paragraph.

         10.7 BINDING EFFECT. This Agreement shall be binding upon the parties, their heirs, executors, successors and assigns.

         10.8 ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties and supersedes all prior agreements respecting such matters. This Agreement may be executed in any number of counterparts which together shall constitute the contract of the parties. The headings on each paragraph herein contained are for convenience purposes only and neither party hereto shall rely upon same in determining the content of each paragraph.

         10.9 ACCEPTANCE. Seller shall have until 5:00 P.M. on the __ day of __________ 2002, to execute and return this Agreement to Purchaser. This Agreement may be executed in any number of counterparts, any one or all of which shall constitute the agreement of the parties.

         10.10 GOVERNING LAW. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Florida, without regard to its conflict of law provisions, and venue and jurisdiction for any action or claim originating under this Agreement shall be Dade County, Florida.

         10.11 ATTORNEYS' FEES. If any action is brought at law or in equity, including an action for declaratory relief, or to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, whether pretrial, trial or appellate levels, which may be set by the court or the arbitrator in the same action or in a separate action brought for that purpose, including costs and fees for investigation and collection of any amount awarded in such action, in addition to any other relief to which the party may be entitled.

         10.12 INSURANCE. Purchaser shall have the right to place its own insurance and it shall not be required to assume the insurance maintained by Seller.

         10.13 UTILITIES. Seller shall be responsible for all water and all other utility installation costs and charges for same up to the Closing Date, and Seller will have meters for such utility services read on the date of Closing and the appropriate bill sent to Seller for payment. Thereafter Purchaser shall be responsible for such utility services in its own name.

         10.14 FURTHER ASSURANCES AND BEST EFFORTS. The parties agree to perform whatever further acts as are reasonable and necessary, both before and after the Closing, in order to carry out the intent and purpose of this Agreement, within five working days of receipt of written request to do so. Purchaser and Seller shall (i) take all steps necessary or desirable, (ii) use their best efforts and
(iii) cooperate with each other in every reasonable way to obtain as promptly as possible all necessary approvals, authorizations and clearances of governmental and regulatory bodies and officials as well as any contractual waivers required to consummate the transactions contemplated hereby.

         10.15 TERMINOLOGY. Unless otherwise specified, whenever (i) the singular or plural number or (ii) the masculine, feminine or neuter gender is used herein, each shall equally include the others and shall apply jointly and severally. Any reference to the term "the date of this Agreement" or "Effective Date" or other similar term shall refer to the date the last party executes, or initials if applicable, this Agreement and the Exchange Agreement.

         10.16 RISK OF LOSS. If the Property is damaged by fire or other casualty prior to Closing, Purchaser shall have the option of either taking the Property "as is", together with any insurance proceeds payable by virtue of such loss or damage or of canceling the Agreement and the Exchange Agreement and receiving the return of the Deposit.

         10.17 CONDEMNATION. In the event that all or any portion of the Property is condemned or taken by any governmental authority pursuant to an exercise of eminent domain, Purchaser shall have the option of rescinding this Agreement and the Exchange Agreement and receiving all of the Deposit therefor, or of Closing and receiving the full award for such condemnation.

         10.18 RADON GAS DISCLOSURE. Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.

         10.19 BROKERAGE COMMISSION. Neither Seller or Purchaser has executed any Brokerage Agreement.

         10.20 ASSIGNMENT. Purchaser shall have the right to assign this Agreement and its rights and obligations hereunder to any party or entity without obtaining the consent of the Seller. Upon such assignment all obligations, responsibilities, duties and liabilities of the Purchaser shall belong to and shall be attributable solely to the assignee, and the assignor upon such assignment shall be automatically relieved of all of the Purchaser's responsibilities, duties, obligations and liabilities under this Agreement. Upon such assignment the Seller shall look solely to the assignee for the performance of all of the Purchaser's obligations, liabilities, responsibilities and duties under this Agreement.

         10.21 ENERGY-EFFICIENCY RATING DISCLOSURE. Florida law gives the Purchaser the right to have the energy-efficiency rating determined for any building located on the Property. Should the Purchaser wish to have the building rated, the Seller must have the energy efficiency rating determination performed at Purchaser's expense.

         10.22 FLOOD ZONE. Intentionally deleted.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

WITNESSES:                              PURCHASER:


--------------------------------------  ----------------------------------------
Name:
     ---------------------------------  Date:
                                             -----------------------------------


--------------------------------------
Name:
     ---------------------------------

WITNESSES:                              SELLER:


--------------------------------------  By:
                                           -------------------------------------
Name:                                   Name:
     ---------------------------------       -----------------------------------
                                             Title:
                                                   -----------------------------
                                             Date:
                                                  ------------------------------
--------------------------------------
Name:
     ---------------------------------

                                   SCHEDULE A

                                  REAL PROPERTY

         Lots 10, 11, and 12, in Block 2, Less the South 20.00 feet of Lots 11 and 12 of Plat of Ridgeview, according to the Plat thereof, as recorded in Plat Book 4, Page 120, of the Public Records of Miami-Dade County, Florida.

And

         Lots 24, 25, 26, and 27, less the East 20 feet of Each Lot and Less the South 20.00 feet of Lot 27; in Block 44, of Supplemental Plat of Riverside Farms, according to the Plat thereof, as recorded in Plat Book 2, Page 88, of the Public Records of Miami-Dade County, Florida.